Exhibit 4.26

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of May 12, 2014 is between Amira Nature Foods Ltd (the “Company”) and Bruce Wacha (“Executive”).

WHEREAS, the Company wishes to offer Executive employment as its Chief Financial Officer, and Executive wishes to accept such position, on the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I: APPOINTMENT AND DUTIES

1.1           Effective on May 21, 2014 or any other date as mutually agreed by the parties (the “Start Date”), the Company hereby appoints Executive as Chief Financial Officer of the Company on the terms and conditions stated in this Agreement. All obligations of the parties hereunder shall be contingent on Executive’s commencement of employment with the Company.

1.2           Unless Executive’s employment terminates earlier as set forth herein, his appointment hereunder shall continue for a period of three years from the Start Date (the “Initial Term”) and thereafter shall automatically renew on the same terms set forth herein for two consecutive one-year periods, unless one party provides the other with written notice of non-renewal no less than 30 days prior to the end of the applicable term. The term of Executive’s employment under this Agreement is referred to herein as the “Term”. Notwithstanding anything to the contrary herein, Executive’s employment with the Company shall be “at-will”, meaning either Executive or the Company may terminate Executive’s employment at any time for any reason, subject to any requirements of Article III.

1.3           The Company intends that Executive be appointed to the Board of Directors of the Company (the “Board”) promptly following the Start Date, and Executive agrees to serve on the Board. Executive agrees that, upon any termination of his employment with the Company, he shall be deemed to resign from the Board unless otherwise requested by the Board.

1.4           Executive’s principal place of employment will be New York, New York.

1.5           Executive agrees to devote all necessary time, energy and skill to his duties at the Company. The Company acknowledges that Executive may have continued involvement in charitable and civic activities which will not create a business or competitive conflict with the activities of the Company. Executive agrees and represents that he is not subject to any restrictive covenants or obligations with any prior employers or businesses that would prevent him from fully performing his duties for the Company.

1.6           The Company shall provide Executive with the same indemnification and D&O insurance protection provided from time to time to its officers and directors generally.

ARTICLE II: COMPENSATION AND BENEFITS

2.1           Annual Cash Compensation. Executive will receive the following cash compensation during the Term:

(a)          Executive shall receive a base salary (the “Base Salary”) payable in installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions. Executive’s Base Salary shall be at the initial annualized rate of $425,000.

(b)          Executive shall be eligible to receive a discretionary annual bonus (“Bonus”) with an annual bonus opportunity (“Target Bonus”) at an initial rate of $75,000. The payment and actual amount of a Bonus shall be determined by the Board based on achievement of Annual Performance Goals for the applicable fiscal year. The “Annual Performance Goals” for the first year of the Initial Term will be as set forth on Exhibit A hereto and for future years will be determined each year by the Board in consultation with Executive and may include a combination of qualitative and quantitative goals. To be eligible for a Bonus, Executive must be employed by the Company on the date such Bonus is paid, which shall in no event be later than fifteen (15) days after the audited financial statements of the Company for the applicable fiscal year become available.

(c)          The aggregate amount of Base Salary and Target Bonus shall be increased, following the first fiscal year during the Term, on an annual basis by $25,000, subject to the Company’s discretion to allocate such increase between Base Salary and Bonus Opportunity.

2.2           Annual Equity Compensation. Following the end of each fiscal year during the Term, Executive will be eligible to receive equity awards (the “Annual Grants”) in accordance with the following:

(a)          Executive will have an annual equity opportunity with a grant date fair value of $400,000 (“Annual Equity Target”) if all Annual Performance Goals are achieved, but the actual amount of the grant date fair value of the annual equity grants (the “Actual Equity Value”) will be based on Executive’s complete or partial achievement of the Annual Performance Goals. Of the Actual Equity Value, 62.5% shall be granted in the form of stock options and the remainder in restricted stock awards. The number of shares of such stock options shall be determined by the Company using an option valuation methodology, and the stock options shall have a per share exercise price equal to the fair market value of the stock on the grant date. The number of shares of such restricted stock awards shall be determined using the fair market value of the stock on the grant date.

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(b)          For the second and third year of the Initial Term (but not during any renewal), the Annual Equity Target will increase by $75,000 but such increase shall be awarded only in stock options.

(c)          The Annual Grants will be granted as soon as practicable following the end of the applicable fiscal year (but no later than 90 days after fiscal year unless the Company’s policies require a delay).

(d)          The Annual Grants will vest in three equal annual installments over the three years following the applicable grant date subject to Executive’s continued employment on the applicable vesting date. The Annual Grants will otherwise be subject to the terms and conditions of the Company’s equity compensation plan.

2.3           Other Performance-Based Equity Grants. Executive will be eligible to receive additional equity grants (“Additional Grants”) with a grant date fair value of $100,000 (with 62.5% of such value granted in the form of stock options and the remainder to restricted stock awards, using the same methodology for calculating the number of shares as set forth above in Section 2.2) the first time the Company meets each Market Cap Goal. A “Market Cap Goal” means the first time the Company’s average market cap over 4 successive fiscal quarters reaches the level of each of $1.5 billion, $2 billion, and $2.5 billion. The applicable equity awards will be granted no more than 90 days after a Market Cap Goal is achieved. Such equity awards vest in three equal annual installments over the three years following the grant subject to Executive’s continued employment on the applicable vesting date. The Additional Grants will otherwise be subject to the terms and conditions of the Company’s equity compensation plan.

2.4           Other Benefits. Executive shall have the right to receive or participate in all employee benefit programs and perquisites established from time to time by the Company for its U.S. employees. The Company will provide, or use reasonable efforts to establish programs for, medical and dental benefits, a defined contribution retirement plan and life insurance. Executive shall receive reimbursement for the business expenses of Executive in accordance with Company policy in place from time to time.

ARTICLE III: PAYMENTS UPON TERMINATION OF EMPLOYMENT

3.1           Termination of Employment. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Article III and compensation and benefits earned and unpaid through the date of Executive’s termination of employment pursuant to the terms of the applicable Company plan or policy or as may be required by law.

3.2           Involuntary Termination. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (either, an “Involuntary Termination”, Executive shall be entitled to receive the following severance benefits (collectively, the “Regular Severance Benefits”):

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(i)          A lump sum cash payment equal to the sum of (i) Executive’s then-current Base Salary multiplied by either (x) one or (y) if the termination of employment occurs before the first anniversary of the Start Date, two, and (ii) then –current Target Bonus, which shall be paid within 60 days following the date of termination; and

(ii)         any then-outstanding but unvested Annual Grants and Additional Grants will not terminate but will become exercisable, settled or transferable, as applicable, on the originally scheduled vesting date (subject to any early release for sales as necessary to satisfy the Company’s tax withholding obligations), but any such Annual Grants and Additional Grants shall immediately terminate if Executive breaches any of the covenants set forth in Article IV;

provided that the Regular Severance Benefits are conditioned on (i) Executive’s continued compliance in all material respects with the terms of this Agreement that survive termination of Executive’s employment with the Company, and (ii) Executive executing and not revoking a mutually agreed general release of claims in a form that is reasonably acceptable to the parties, which shall be provided to Executive on or about the date of termination and must be signed within the period of time set forth therein (the “Release”).

3.3           Change in Control Severance Benefits. In the event of an Involuntary Termination within one year after a Change in Control (as defined below), Executive shall be entitled to receive the following severance benefits subject to and in accordance with the terms of this Section 3.3 (collectively, the “Change in Control Severance Benefits”) in lieu of the Regular Severance Benefits:

(i)          A lump sum cash payment equal to (i) the sum of Executive’s then-current Base Salary and then-current Target Bonus, multiplied by (ii) the Severance Multiplier, which shall be paid within 60 days following the date of termination; provided that for the purposes of this Section 3.3, the “Severance Multiplier” shall be equal to a fraction (but no more than three), the numerator of which is the greater of (A) the number of days from and including the day after the date of termination of employment through and including the date the Term of this Agreement would have otherwise ended absent earlier termination or (B) 365 days, and the denominator of which shall be 365; and

(ii)         any then-outstanding but unvested Annual Grants and Additional Grants will become fully vested;

provided that the Change in Control Severance Benefits are conditioned on Executive signing and not revoking the Release.

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3.4           Non-Renewal by Executive. In the event Executive delivers a notice of non-renewal pursuant to Section 1.2 above and as a result terminates his employment, then the Company shall have no further obligation to pay any compensation to Executive beyond the date of termination, except that any then-outstanding but unvested Annual Grants granted for the first two fiscal years of the Initial Term will not terminate but will become exercisable, settled or transferable, as applicable, on the originally scheduled vesting date (subject to any early release for sales as necessary to satisfy the Company’s tax withholding obligations), but any such Annual Grants shall immediately terminate if Executive breaches any of the covenants set forth in Article IV; provided that Executive signs and does not revoke the Release.

3.5           Non-Renewal by the Company. In the event the Company delivers a notice of non-renewal pursuant to Section 1.2 above and as a result Executive’s employment terminates, then the Company shall pay a lump sum cash payment equal to the sum of (i) Executive’s then-current Base Salary multiplied by one and (ii) then-current Target Bonus, which shall be paid within 60 days following the date of termination. In addition, any then-outstanding but unvested Annual Grants and Additional Grants will become accelerated and fully vested; provided that Executive signs and does not revoke the Release.

3.6           Termination by Death of Executive. In the event that the Executive's employment terminates by reason of his death during the Term, then the Company shall have no further obligation to pay any compensation to Executive or his estate or heir(s) beyond the date of termination, except that any then-outstanding but unvested Annual Grants and Additional Grants will become accelerated and fully vested for exercise, settlement or transfer by Executive's estate and heir(s), as applicable.

3.7           Definitions. For purposes of this Agreement:

(a)          “Cause” means Executive’s (i) commission of any felony or misdemeanor (other than minor traffic violations or offenses of a comparable magnitude not involving dishonesty, fraud or breach of trust); or (ii) material breach of this Agreement or of any Company policy or code of conduct, provided that, in the event of any such breach that is capable of being cured, Cause shall exist only if the Company provides written notice to Executive reasonably detailing such breach and Executive fails to cure such breach within thirty (30) days after delivery to Executive of such written notice.

(b)          “Good Reason” means (i) the Company’s material breach of this Agreement (provided that Executive not being appointed or re-elected to the Board shall not constitute Good Reason) or (ii) changing Executive’s principal place of employment to more than 50 miles from New York, New York; provided that in order to terminate for Good Reason, Executive must give the Company notice within 90 days of the initial existence of the event constituting Good Reason and, if the Company does not cure such event within 30 days of such notice, Executive must resign within 30 days after the end of the Company’s 30-day cure period.

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(c)          “Change in Control” shall mean (i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than Executive and his affiliates, the Company, any employee benefit plan of the Company, or any entity owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of ordinary shares of the Company, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or (ii) there shall have been consummated a consolidation, merger or reorganization of the Company, unless (A) the shareholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (B) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (C) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (1) the Company or a subsidiary of the Company, (2) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (3) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization).

ARTICLE IV: CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

4.1           Former Employer Information. Executive represents and acknowledges that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment by the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others.

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4.2           Representations. Executive represents and acknowledges that: (i) among the Company’s most valuable and indispensable assets are its Confidential Information and its close relationships with its customers, suppliers, employees and independent contractors, which the Company has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) in connection with Executive’s employment with the Company, Executive will be exposed to and acquire the Company’s Confidential Information and develop, at the Company’s expense, special and close relationships with the Company’s customers, suppliers, employees and independent contractors; (iii) the Company’s Confidential Information and close relationships with its customers, suppliers, employees and independent contractors must be protected; (iv) the Company is employing or continuing to employ Executive only because of the promises and acknowledgements that Executive makes in this Agreement; (v) to the extent required by law, the scope of the covenants in this Agreement are reasonable and do not impose a greater restraint on Executive than is necessary to protect the Company’s Confidential Information, close relationships with its customers, suppliers, employees and independent contractors and other legitimate business interests; (vi) specifically, the Company’s business is global in nature and, therefore, the geographic scope of such covenants is likewise reasonably global; and (vii) Executive’s compliance with such covenants will not inhibit Executive from earning a living or from working in Executive’s chosen profession.

4.3           Confidential Information. Executive agrees that both during Executive’s employment by the Company and at all times thereafter, Executive will not, except as required to discharge effectively and appropriately Executive’s duties to the Company or as may be required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information of the Company. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company or its business or properties that the Company has furnished or furnishes to Executive, whether before or after the date of this Agreement, or is or becomes available to Executive by virtue of Executive’s employment by the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all information Executive generates that contains, reflects or is derived from such information that, in each case, has not been published or disclosed to, and is not otherwise known to, the public (or only known to the public, directly or indirectly, as a result of conduct by Executive that is not authorized by the Company). The term, “Confidential Information” shall include, but not be limited to, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 4.3, and of which Executive has notice or is aware, Executive also agrees to adhere to the provisions of such other confidentiality agreement, which shall not be superseded by this Section 4.3.

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4.4           Non-Competition.

(a)          Executive agrees that, during the Restricted Period (defined below), regardless of whether, or on what basis, Executive’s employment is terminated or any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, without the prior written consent of the Company, directly or indirectly (defined below), actually or attempt to engage in the business, by becoming an employee or other advisor, of (i) any of the following companies or their subsidiaries: LT Foods, REI Global, KRBL Foods, Sunstar, or Radikal Foods; and (ii) any company the predominant business of which is Indian Basmati rice (each a "Competing Business").

(b)          For purposes of this Agreement, the “Restricted Period” will be until the later of (i) the date that the Initial Term would have ended (absent earlier termination of employment) or (ii) the second anniversary of the date of termination of Executive’s employment with the Company.

(c)          For the purpose of this Article IV, “directly or indirectly” shall include any activity, on behalf of Executive or by the Executive on behalf of or in conjunction with any other person or entity, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor or otherwise, except that nothing in this Agreement shall prohibit Executive from: (a) being a passive holder, for investment purposes only, of not more than one percent (1%) of the outstanding stock of any Competing Business; or (b) acting as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor of or for any investment bank or other financial or consulting entity that provides services to a Competing Business, provided that should Executive accept any such employment or engagement, Executive shall not in any way, directly or indirectly, participate in or contribute to any services provided to or for any Competing Business during the Restricted Period.

4.5           No Interference with Employees. Executive agrees that, during the Restricted Period, regardless of whether, or on what basis, Executive’s employment is terminated or any claim that Executive may have against the Company under this Agreement or otherwise, Executive shall not, without the prior written consent of the Company, directly or indirectly, actually or attempt to: (i) solicit, induce or entice any employee, consultant or independent contractor of the Company to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with the Company; (ii) solicit, induce or entice any employee of the Company to engage in the Competing Business; (iii) employ or otherwise engage as an employee, independent contractor or consultant any employee of the Company; or (iv) otherwise interfere with the relationship between the Company and any employee, consultant or independent contractor of the Company.

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4.6           Remedies. Executive understands and acknowledges that a breach of the provisions of this Agreement would injure the Company irreparably in a way which could not be adequately compensated for by an award of monetary damages. Executive therefore consents to the issuance to the Company of a preliminary and/or permanent injunction, without the posting of a bond, to restrain any such breach or threatened breach. Additionally, in the event Executive breaches or threatens to breach any of the covenants, promises or obligations contained in this Agreement, the Company shall be entitled to recover without limitation from Executive all costs and fees (including reasonable attorneys’ fees) incurred by the Company in connection with enforcing this Agreement. Nothing herein shall be construed, however, as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

4.7           Miscellaneous. The invalidity or unenforceability of any provision or provisions of this Article IV shall not affect the validity or enforceability of any other provision or provisions of this Article IV, which shall remain in full force and effect. If any provision of this Article IV is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement. For the purposes of this Article IV only, references to the Company shall refer not only to the Company, but also to its parent, subsidiary and affiliated companies as of the date of termination of Executive's employment by the Company.

ARTICLE V: THE COMPANY’S INTELLECTUAL PROPERTY RIGHTS

5.1           Executive acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Executive (solely or jointly) during Executive’s employment by the Company that relates to the actual or anticipated businesses of the Company or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the Company (“the Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Executive conceives or develops such Intellectual Property, and Executive hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such the Company Intellectual Property is not deemed to be “work-for-hire,” then Executive hereby irrevocably and unconditionally assigns all rights, title, and interest in such the Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Executive for such assignment. Executive also hereby waives all claims to any moral rights or other special rights that Executive may have or may accrue in any the Company Intellectual Property. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

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5.2           Executive agrees to assist the Company, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Intellectual Property. In particular, at the Company’s expense (except as noted in clause (i) below), Executive shall forthwith upon request of the Company execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (i) to vest in the Company all of Executive’s right, title, and interest in and to such Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) (and Executive agrees to take such action, at its expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine. In the event that Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by Executive in the course of his employment with the Company (including applications or renewals, extensions, divisions or continuations), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf, and in Executive’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such Intellectual Property with the same legal force and effect as if executed or undertaken by Executive.

5.3           Executive represents and warrants to the Company that all Intellectual Property Executive delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

5.4           If Executive in the course of Executive’s employment for the Company incorporates into a Company product Intellectual Property that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company in which Executive has a property right (each, a “Prior Invention”), Executive hereby grants to the Company a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention.

5.5           For the purposes of this Article V only, references to the Company shall refer not only to the Company, but also to its parent, subsidiary and affiliated companies.

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ARTICLE VI: MISCELLANEOUS

6.1           Section 409A.

(i)          The payments under this Agreement are intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent the payments and benefits under Article III do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without Executive’s consent, to accelerate any payment or the provision of any benefits under this Agreement if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. To the extent any payment hereunder is determined to be deferred compensation subject to Section 409A and the timing of such payment is conditioned on the Release becoming effective, then to the extent required to avoid penalty under Section 409A, any such payment hereunder that could be paid in either of two taxable years shall be made in the second taxable year.

(ii)         Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the date that is six months following Executive’s termination of employment.

(iii)        Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.

(iv)For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code.

6.2           Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement.

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6.3           Entire Agreement. This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment and any amounts due on termination of such employment, with the exception of the Company’s employee benefit plans referenced herein. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by or service to the Company. Any severance payments and benefits under Article III shall not supersede any other cash severance or termination benefits otherwise payable to Executive under any other plans, programs or arrangement of the Company and shall be reduced to extent severance or termination benefits are required by applicable law.

6.4           Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

6.5           Counterparts. This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

6.6           Savings Provision. To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

6.7           Governing Law. Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written above.

AMIRA Nature Foods Ltd

By:	/s/ Bimal Kishore Raizada

Name: Bimal Kishore Raizada

Title: Director

EXECUTIVE

/s/ Bruce C. Wacha

By:	Bruce Wacha

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Exhibit A – First-Year Annual Performance Goals

•            Raising money for the Company and financing newly created international business, achieving appropriate cost of capital via marketed bond offering, private placement, bank loans or other financing opportunities as appropriate

•            Preparation of quarterly and fiscal yearend financial results

•            Participation in earnings calls with investors and sell side research analysts

•            Preparation of investor relations roadmap including goals and strategy, participation in non-deal investor conferences

•            Preparation of Company budget

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